Exhibit 14.1

Ethics Policy and Code of Conduct

To further emphasize on our commitment to uphold the highest standards of ethics and conducts, Genius Group Limited published its own Ethics Policy and Code of Conducts. This serves as a guide for our employees in conducting business activities internally as well as with external parties.

Genius Group Limited Ethics Policy

Genius Group Limited with registered seat in Singapore committed Corporate Ethics Policy to exercise the highest standards of integrity and ethics. We are committed to establish and comply with the Genius Group Limited Ethics Policy, as follow:

1.	To respect and comply with laws, regulations and fair social rules in Singapore and other countries where we conduct business, as well as their philosophy and act in good faith while maintaining the highest ethical standard to achieve customer’s satisfaction and trust of society.

2.	To respect each employee’s personality and human rights and provide a safe and comfortable working environment oriented towards a fair and trusting behaviour.

3.	To act as a good corporate citizen, continuously striving to achieve co-prosperity with our customers, business partners and society. We prohibit collusion in all our business activities.

4.	To provide information about our business to corporate, organization bodies and relevant business partners to enhance corporate transparency, while at the same time respect and protect information from improper uses.

5.	To understand and respect the rights and assets of individuals and Genius Group, and ensure their legitimate use for business purposes. We are committed to protect the reasonable privacy expectations of personal information of everyone we do business with.

6.	To ensure the confidentiality and protection of supplier and employee whistleblower are to be maintained. We shall have a communicated process for our employees to be able raise any concerns without fear of retaliation.

7.	To practise continuous improvement in our management of ethics.

On the basis of our Genius Group Ethics Policy and in line with the Corporate Code of Conduct, we formulate the Genius Group Code of Conducts as guidelines for our everyday business activities. But we are aware that no code of conduct can cover all possible situations, and even in the situations provided in the Code of Conducts, we may have questions, hesitations and mental conflicts in dealing with the real situations. At such times, we shall act according to the regulating laws, common sense, ethical principles and moral principles, with sincerity and good faith, to make the right decision.

Genius Group Limited Singapore Code of Conduct

1.	Relationship with society

Compliance with law and social norms: We will comply not only with established laws and regulations, but with their underlying ethical and moral spirit, and we will act in compliance with our Genius Group Ethics Policy to anticipate laws and regulations to take effect in the future.

Relationship with antisocial forces: We will resolutely oppose all antisocial forces and activities and will not have any relationship with any of them. We will also take a resolute stance against unreasonable demands from antisocial forces and will never use money for solution.

Government Initiatives: We actively support and/or participate in government’s initiated activities to promote social, cultural and/or economic well-being in the community.

2.	Relationship with customers, business partners and competitors

Compliance with antitrust laws: We will conduct fair business by complying with laws and regulations on the antitrust and fair competition and trade that apply in Singapore and other countries and regions affected.

Confidential information of third parties: We will not illicitly obtain or misuse trade secrets and other confidential information of third parties, when we duly obtain any trade secretsor other confidential information from our business partners. We will properly safeguard them to prevent leakage.

Gift-giving, business entertaining and favors: We will keep the bounds of conventional wisdom and common sense in carrying out business entertaining, gift-giving, and congratulatory and condolence payments, and relief money in the event of disaster, to our business partners. We will refrain ourselves from taking or giving money, items, services and/or favors that might influence the taker’s work performance and fairness in favor of the giver.

Protection of personal information: Recognizing it as our responsibility to appropriately handle the personal information of our business partners and employees (information which enables personal identification) and to protect their rights and interests, we will ensure the appropriate management based on our Privacy Policy in the collection, storage, and use of such personal information.

3.	Relationship with associated companies

Disclosure of business information: We will maintain good communication with associated companies, and will disclose business information, such as our financial situation and the status of our business activities, in a timely and appropriate manner to maintain the fairness and transparency of management.

4.	Relationship with employees

Respect of human rights, prohibition of discrimination and harassment: In all our business activities, we will ensure that the basic human rights of our employees are respected and will eliminate things that lead to discrimination for reasons such as race, creed, sex, religion, age, nationality, physical disabilities, illness, and/or place of birth. We will not sexually or power-harass employees and will respond firmly to any form of sexual and power harassment.

Safety and health of employees: We will commit ourselves to ensuring the safety and health of our employees in the working environment, and understand and comply with relevant laws and regulations. We will respond quickly and appropriately to work-related accidents and make all efforts to prevent recurrence.

Compliance with labor laws: We will comply with labor laws and strive to maintain a healthful and comfortable working environment. Managers will always pay attention to their subordinates’ workload and health conditions to avoid excessive workload or extreme overtime. At the same time, employees will take good care about their own health.

5.	Relationship of Genius Group directors and employees with the company and its property

Behavior as a corporate citizen: Recognizing that we are a member of society, we will maintain high ethical standards and act with a keen awareness of our responsibility in all our behavior.

Proper accounting process: We will perform our accounting process properly in compliance with the accounting standards and relevant internal rules based on applicable laws and regulations, and pay taxes following relevant tax laws.

Political and religious activities: We will not conduct political, ideology-based, or missionary activities using company facilities without appropriate internal authorization. Neither will we conduct invitation activities that promote the interests of an individual or a specific organization.

Control of business secrets: We will appropriately control information that we can access in the performance of duty, information obtained from other internal divisions, and other information about matters related to technical or trade secrets. We will not publish, disclose, or leak such information in a careless manner or without appropriate internal authorization.

Appropriate use of company assets : We will appropriately control the company’s tangible and intangible assets (including its information network) to protect them and use them effectively.

Respect of intellectual property rights: We will endeavor not to infringe intellectual property rights of other individuals and organizations. Recognizing that intellectual property rights are our important corporate assets, we will commit ourselves to creation, protection, and effective use of our intellectual property rights.

Compliance Responsibilities: We will not overlook any problems that we encounter and will consult with appropriate party regarding any violations of ethics or law. We will not treat the informer unfavorably for his/her reporting and the information will be treated confidentially and fairly.